EXHIBIT 11



                           IPI, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)


                                                          Three Months Ended  Six Months Ended
                                                                 May 31,          May 31,
                                                            ---------------   ---------------
                                                             1996     1995     1996     1995
                                                            ------   ------   ------   ------
Primary and fully diluted earnings per share

     Weighted average number of issued shares
        outstanding                                          4,734    4,634    4,734    4,634

Effect of:
     1994 Long-Term Incentive Plan                            --       --       --       --
     1994 Non-Employee Directors' Stock Option Plan           --       --       --       --
                                                            ------   ------   ------   ------
Shares outstanding used to compute primary and fully
     diluted earnings per share                              4,734    4,634    4,734    4,634
                                                            ======   ======   ======   ======

Net Income                                                  $  440   $  381   $  722   $  663
                                                            ======   ======   ======   ======

Primary and fully diluted earnings per share                $ 0.09   $ 0.08   $ 0.15   $ 0.14
                                                            ======   ======   ======   ======
